Exhibit 99

LEVI STRAUSS & CO. NEWS	1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Eileen VanEss Levi Strauss & Co. (415) 501-2477

Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER 2004 FINANCIAL RESULTS

SAN FRANCISCO (July 13, 2004) – Levi Strauss & Co. (LS&CO.) today announced financial results for the second quarter ended May 30, 2004 and filed its second-quarter 2004 Form 10-Q with the Securities and Exchange Commission. Results for the quarter, as compared to the same quarter in the prior year, reflected improved gross margins; lower selling, general and administrative expenses; higher operating income; higher net income; and lower net debt.

Second-quarter 2004 net sales were $959 million compared to $932 million for the second quarter of 2003, representing an increase of 3 percent on a reported basis and a decline of 1 percent on a constant-currency basis. The sales performance reflected the continued growth of the company’s Asia Pacific business and worldwide rollout of the Levi Strauss Signature™ brand. Net sales declined in LS&CO.’s U.S. and European Levi’s® and Dockers® businesses. Key factors contributing to sales decreases of the U.S. Levi’s® and Dockers® brands compared to the second quarter of 2003 included:

•	the impact of wholesale price reductions taken in mid-2003 for both brands;

•	a planned reduction in sales of Levi’s® product to warehouse, club and off-price retail channels in 2004; and,

•	substantial volume shipments in the second quarter of 2003 to fill retail shelves in conjunction with upgrading two major core Dockers® programs.

“So far, so good,” said Phil Marineau, chief executive officer. “Overall, I’m pleased with our second-quarter performance, which delivered on our goal of improving our profitability this year. We still have a lot of work to do, but I’m encouraged by the progress we’re making in all our businesses.”

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Second-Quarter 2004 Results

•	Gross profit was $413 million, or 43.0 percent of sales, compared to $393 million, or 42.2 percent of sales for the second quarter of 2003. Gross profit in the 2004 period benefited from lower product costs and lower markdowns and sales allowances, as well as stronger foreign currencies.

•	Selling, general and administrative (SG&A) expense decreased to $319 million from $345 million in the second quarter of 2003. Lower advertising expense, lower post-retirement healthcare expense and cost savings due to reorganization initiatives more than offset higher incentive compensation expense and the unfavorable impact of stronger foreign currencies.

➢	Advertising expense decreased 25 percent to $65 million, or 6.7 percent of net sales, compared to $87 million, or 9.3 percent of net sales in the 2003 period. This level of advertising expense as a percent of sales is not necessarily indicative of our likely full-year spending levels.

➢	Post-retirement healthcare expense was a net benefit of $11 million compared to a $16 million expense in the prior year period. The $27 million improvement resulted from lower expenses related to plan changes that we reported in the first quarter as well as a curtailment gain that was the result of our restructuring initiatives in the second quarter.

➢	Second quarter 2004 SG&A was impacted by total incentive compensation expense of $31 million versus a net reversal of $13 million in the second quarter of 2003.

•	Operating income for the quarter increased 23 percent to $77 million, or 8.1 percent of revenue, compared to $63 million, or 6.7 percent of revenue, for the same period of 2003. Operating income improved in all three of the company’s geographic regions. Higher gross profit and lower SG&A expense more than offset higher restructuring charges for the quarter.

➢	Operating income was impacted by restructuring charges, net of reversals, of $26 million in the second quarter of 2004 versus net restructuring reversals of $5 million in the 2003 period. The second quarter 2004 charges were primarily associated with the proposed closure of two manufacturing plants in Spain and layoffs incurred in the United States as the company streamlined corporate support functions.

•	Net income for the second quarter of 2004 was $6 million compared to a net loss of $42 million for the second quarter of 2003. The improvement was driven by higher operating income, lower tax expense and a decline in losses on foreign exchange management contracts, offset in part by higher restructuring charges.

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As of May 30, 2004, total debt, less cash, stood at $1.96 billion compared to $2.11 billion at the end of fiscal year 2003. As of July 11, 2004, the company had available liquidity of approximately $552 million, consisting of approximately $287 million in highly liquid short-term investments, and $265 million in net available borrowing capacity under its revolving credit facility.

➢	Inventory at the end of the second quarter was $519 million, reflecting a $93 million reduction from the end of the first quarter and a total reduction of $161 million from year-end 2003. Inventory turns improved from 3.3x at year-end to 4.5x at the end of the second quarter.

“Our gross margins this quarter improved due to our dilution control, which resulted in lower markdowns and sales allowances,” said Jim Fogarty, chief financial officer. “Improving margins coupled with lower SG&A have yielded better operating profit. Our higher earnings and improved working capital management enabled us to bring net debt down this quarter. We continue to believe that we will be covenant compliant and have sufficient liquidity over the next 12 months.

“Last quarter we reported on our comprehensive LS&CO. and Alvarez & Marsal work plan aimed at making us more competitive in our SG&A as a percent of revenue and operating margins, as well as reducing debt,” Fogarty said. “During the second quarter, we announced several initiatives as part of this plan, including the reduction of approximately 175 headcount in North America; our intent to close our two Spanish manufacturing plants; and our exploration of the sale of the Dockers® brand.”

Investor Conference Call

The company’s second-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, July 13, 2004, at 7 a.m. PDT/10 a.m. EDT. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available at 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally; I.D. #8192807 through August 13, 2004.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	May 30, 2004	November 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$347,249	$203,940
Trade receivables, net of allowances of $26,573 in 2004 and $26,956 in 2003	450,178	555,106
Inventories	519,112	680,068
Deferred tax assets, net of valuation allowance of $25,281 in both 2004 and 2003	131,827	131,827
Other current assets	82,959	104,176

Total current assets	1,531,325	1,675,117
Property, plant and equipment, net of accumulated depreciation of $471,225 in 2004 and $491,121 in 2003	427,708	486,714
Goodwill, net of accumulated amortization of $151,569 in 2004 and in 2003	199,905	199,905
Other intangible assets, net of accumulated amortization of $36,415 in 2004 and $36,349 in 2003	44,697	44,722
Non-current deferred tax assets, net of valuation allowance of $324,269 in both 2004 and 2003	490,021	490,021
Other assets	79,505	87,283

Total Assets	$2,773,161	$2,983,762

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$85,434	$34,700
Accounts payable	195,769	296,188
Restructuring reserves	66,364	96,406
Accrued liabilities	223,329	244,520
Accrued salaries, wages and employee benefits	238,653	195,129
Accrued taxes	36,369	29,863

Total current liabilities	845,918	896,806
Long-term debt, less current maturities	2,224,135	2,281,729
Postretirement medical benefits	514,435	555,008
Pension liability	226,798	250,814
Long-term employee related benefits	169,407	193,188
Long-term tax liabilities	109,352	143,082
Other long-term liabilities	33,242	32,576
Minority interest	23,571	23,731

Total liabilities	4,146,858	4,376,934

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,381,562)	(1,384,818)
Accumulated other comprehensive loss	(81,316)	(97,535)

Total stockholders’ deficit	(1,373,697)	(1,393,172)

Total Liabilities and Stockholders’ Deficit	$2,773,161	$2,983,762

The notes accompanying our financial statements in our 10-Q are an integral part of these financial statements.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended May 30, 2004	Three Months Ended May 25, 2003	Six Months Ended May 30, 2004	Six Months Ended May 25, 2003
		(Restated)		(Restated)
Net sales	$958,833	$932,021	$1,921,137	$1,809,055

Cost of goods sold	546,140	538,825	1,100,198	1,055,707

Gross profit	412,693	393,196	820,939	753,348
Selling, general and administrative expenses	319,061	345,390	620,756	650,160
Other operating income	(9,520)	(9,752)	(18,033)	(17,068)
Restructuring charges, net of reversals	25,679	(5,336)	80,041	(8,386)

Operating income	77,473	62,894	138,175	128,642
Interest expense	65,208	63,346	133,435	123,025
Other expense, net	4,039	20,183	2,448	54,798

Income (loss) before taxes	8,226	(20,635)	2,292	(49,181)
Income tax expense (benefit)	2,602	21,200	(964)	50,700

Net income (loss)	$5,624	$(41,835)	$3,256	$(99,881)

The notes accompanying our financial statements in our 10-Q are an integral part of these financial statements.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Six Months Ended
	May 30, 2004	May 25, 2003
		(Restated)
Cash Flows from Operating Activities:
Net income (loss)	$3,256	$(99,881)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	30,127	31,276
Non-cash asset write-offs associated with reorganization initiatives	34,653	—
Gain on dispositions of property, plant and equipment	(1,088)	(495)
Unrealized foreign exchange (gains) losses	(6,441)	17,409
Decrease in trade receivables	97,013	169,852
Decrease in income taxes receivables	344	904
Decrease (increase) in inventories	149,137	(171,941)
Decrease (increase) in other current assets	21,756	(14,885)
Decrease (increase) in other long-term assets	7,592	(22,440)
Decrease (increase) in net deferred tax assets	—	—
Decrease in accounts payable and accrued liabilities	(103,095)	(8,991)
Decrease in restructuring reserves	(30,042)	(40,164)
Increase (decrease) in accrued salaries, wages and employee benefits	44,491	(39,173)
Increase (decrease) in accrued taxes	7,570	(94,023)
Decrease in long-term employee related benefits	(72,740)	(74,225)
(Decrease) increase in other long-term liabilities	(32,888)	1,789
Other, net	2,774	733

Net cash provided by (used for) operating activities	152,419	(344,255)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(8,059)	(35,435)
Proceeds from sale of property, plant and equipment	5,592	7,604
Cash outflow from net investment hedges	(1,086)	(18,468)

Net cash used for investing activities	(3,553)	(46,299)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	1,114,060
Repayments of long-term debt	(6,664)	(675,012)
Net decrease in short-term borrowings	(380)	(3,474)
Debt issuance costs	(525)	—
Increase in restricted cash	—	(23,427)

Net cash (used for) provided by financing activities	(7,569)	412,147

Effect of exchange rate changes on cash	2,012	2,894

Net increase in cash and cash equivalents	143,309	24,487
Beginning cash and cash equivalents	203,940	96,478

Ending cash and cash equivalents	$347,249	$120,965

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$117,853	$78,427
Income taxes	24,696	159,319
Restructuring initiatives	75,307	35,024

The notes accompanying our financial statements in our 10-Q are an integral part of these financial statements.

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